Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements of Zurn Water Solutions Corporation pertaining to the Zurn Water Solutions Corporation 2006 Stock Option Plan (Form S-8 No. 333-180434), the Zurn Water Solutions Corporation Performance Incentive Plan (Form S-8 Nos. 333-180450, 333-212811, 333-232900, and 333-260107), the Zurn Water Solutions Corporation 401(k) Plan (Form S-8 No. 333-197444), and the Registration Statement (Form S-3 No. 333-234052) and in the related Prospectus of our reports dated February 9, 2022, with respect to the consolidated financial statements and schedule of Zurn Water Solutions Corporation and the effectiveness of internal control over financial reporting of Zurn Water Solutions Corporation included in this Annual Report (Form 10-K) of Zurn Water Solutions Corporation for the year ended December 31, 2021.
/s/ Ernst & Young LLP
Milwaukee, Wisconsin
February 9, 2022